Lease Agreement

Party A: Dachang Hui Autonomous County, Xiadian Town, Xiaodingfu Village Committee
Party B: Baosheng Steel Products Company Ltd

Both parties enter into an agreement by which Party B will rent land from Party A, through consultation of the Bureau of Land Management of county, town, and development zone, we agree and commonly adhere to the following conditions:

1.	Party B will rent an area the size of 46.23 mu in land from Party A. The rent term is 20 years, begins on 2005-11-11.
2.	Party B should pay 600RMB/ mu/ year as compensation. Total fee is 27,738RMB/year, Party B will pay compensation by year, and shall pay the total annual fee before November 11th of every year.
3.	During the period of rental term, Party A shall allow Party B to build temporary structures, Party B pledges that they will not build structures in perpetuity.
4.	Party A will be responsible for the removal of all tombs from the land out within one month that from the sign date, with reasonable fees to be paid by Party B.
5.	After this agreement is executed, Party A shall assist to communicate with villagers, and will not be allowed to interfere with Party B for any reason.
6.	This agreement will be effective from the sign date, in duplicate, one for each party.

Party A: Xiaoding Fu Village Committee	Party B: Baosheng Steel Products Co.